UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): March 14, 2024

DMC Global Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-14775	84-0608431
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11800 Ridge Parkway, Suite 300, Broomfield, Colorado 80021
(Address of Principal Executive Offices, Including Zip Code)

(303) 665-5700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, $0.05 Par Value	BOOM	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 14, 2024, DMC Global Inc. (the “Company”) entered into a Cooperation Agreement (the “Cooperation Agreement”) with Bradley L. Radoff and The Radoff Family Foundation (together, the “Radoff Parties”).

Pursuant to the Cooperation Agreement, the Company agreed, among other things, to cooperate with the Radoff Parties to identify and mutually agree to appoint to the Company’s Board of Directors (the “Board”) a new independent director meeting certain qualifications, including experience and expertise in the building products sector, as further described in and subject to the terms of the Cooperation Agreement (the “New Independent Director”). In accordance with the Board’s established process for director recruitment and with the aid of a nationally recognized executive search firm, the Board will promptly commence a formal search for the New Independent Director. The Radoff Parties will be permitted to identify to the Board up to three (3) persons believed by the Radoff Parties to meet the aforementioned qualifications for the Company to review and consider in good faith as a possible candidate to become the New Independent Director. The Company and the Radoff Parties will use their commercially reasonable efforts to reach mutual agreement on a candidate to be the New Independent Director as promptly as practicable and no later than July 31, 2024.

Prior to entering into the Cooperation Agreement, consistent with the Board’s refreshment practices and the retirement policy contained in the Company’s Corporate Governance Guidelines, the Board determined that directors Robert A. Cohen and Richard P. Graff will not be renominated for election at the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”). Accordingly, the Cooperation Agreement further provides that (i) until the 2024 Annual Meeting, the size of the Board will not exceed nine (9) directors and (ii) following the 2024 Annual Meeting and until the end of the Cooperation Period (as described below), the size of the Board will not exceed seven (7) directors; provided that the foregoing figures may be increased by one (1) director to accommodate the addition of the New Independent Director, as applicable. The Cooperation Agreement provides for customary director replacement procedures in the event the New Independent Director ceases to serve as a director under certain circumstances as specified in the Cooperation Agreement.

The Company’s appointment and nomination obligations described above fall away in certain circumstances, including if the Radoff Parties cease to hold a net long position (as defined in Rule 14e-4 under the Securities Exchange Act of 1934, as amended) equal to, or having aggregate net long economic exposure to, at least 2.0% of the then-outstanding common stock of the Company.

Pursuant to the Cooperation Agreement, the Radoff Parties have irrevocably withdrawn their nomination notice regarding their proposed director nominees for election at the 2024 Annual Meeting and have agreed to abide by certain customary standstill restrictions, voting commitments, and other provisions, including a mutual non-disparagement provision, to the extent they remain in effect during the Cooperation Period (as described below).

The Cooperation Period is defined as beginning March 14, 2024 and continuing until the earlier of (i) the date that is thirty (30) calendar days prior to the notice deadline under the Company’s Amended and Restated Bylaws for stockholders to submit stockholder nominations of director candidates for election to the Board at the Company’s 2025 annual meeting of stockholders; and (ii) one hundred twenty (120) calendar days prior to the first anniversary of the 2024 Annual Meeting.

The Cooperation Agreement will terminate upon the expiration of the Cooperation Period.

The foregoing summary of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference.

Item 8.01 Other Events.

On March 15, 2024, the Company issued a press release announcing the Company’s entry into the Cooperation Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit Number	Description
10.1	Cooperation Agreement, dated as of March 14, 2024, by and among DMC Global Inc., Bradley L. Radoff and The Radoff Family Foundation.
99.1	Press Release, dated March 15, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DMC Global Inc.

Dated:	March 15, 2024	By:	/s/ Michelle Shepston
Michelle Shepston
Executive Vice President, Chief Legal Officer and Secretary